Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2009, relating to the financial statements and financial statement schedule of Hospira, Inc., and the effectiveness of Hospira, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hospira Inc., for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 1, 2009